UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 21, 2013

___________________________

ATLANTIC TELE-NETWORK, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-12593	47-0728886
(State or other	(Commission File Number)	(IRS Employer
jurisdiction of incorporation)		Identification No.)

600 Cummings Center
Beverly, MA 01915
(Address of principal executive offices and zip code)

(978) 619-1300
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

___________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                 Entry into Material Definitive Agreement.

On January 21, 2013, Atlantic Tele-Network, Inc. (the “Company”), a Delaware corporation, and Allied Wireless Communications Corporation (“Allied”), a Delaware corporation and a wholly owned subsidiary of the Company, entered into a Purchase Agreement (the “Purchase Agreement”) with AT&T Mobility LLC (“AT&T”), a Delaware limited liability company, to sell the domestic retail wireless business operated under the Alltel name by Allied in certain primarily rural markets in Georgia, North Carolina, South Carolina, Illinois, Ohio and Idaho.  Pursuant to the terms of the Purchase Agreement, the Company and Allied will cause certain licenses, network assets, tower and other leases and other assets and certain related liabilities to be contributed to a newly formed, wholly-owned subsidiary limited liability company, whose membership interests will be acquired by AT&T for a purchase price of $780 million, subject to certain adjustments (the “Transaction”).

Consummation of the Transaction is subject to the satisfaction of certain conditions, including, among others, (i) the expiration or termination of the applicable waiting period  under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, (ii) the receipt of all required consents of the Federal Communications Commission to the transfer, assignment or change in control of certain licenses pursuant to the Transaction,  and (iii)  the absence of any injunction or final judgment prohibiting the consummation of the Transaction.  Consummation of the Transaction is not subject to any financing condition. The parties expect the Transaction to close in the second half of 2013.

Item 8.01.                 Other Events.

On January 22, 2013, the Company  issued a  press release regarding the matters described in Item 1.01 of this Current Report on Form 8-K. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release of the Company, dated January 22, 2013.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATLANTIC TELE-NETWORK, INC.

	By:	/s/ Justin D. Benincasa
Justin D. Benincasa
Chief Financial Officer

Dated: January 22, 2013

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EXHIBIT INDEX

Exhibit Number	Description of Exhibit

99.1	Press Release of the Company, dated January 22, 2013.

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